FOR IMMEDIATE RELEASE	Media Contact: Carrie Hill (317) 472-5660 chill@ffi.net

Fortune Industries, Inc. Announces

 Restructured Merger Agreement

INDIANAPOLIS, IN, September 20, 2012 – Fortune Industries, Inc. (NYSE MKT:FFI) (the “Company”) announced today that it has reached an agreement in principal to restructure its current merger agreement by planning to enter into an amended merger agreement with Ide Management Group, LLC (“Ide”), a skilled nursing facility management group headquartered in Greenfield, Indiana (the “Amended Agreement”). The Amended Agreement is subject to final documentation, completion of due diligence, regulatory compliance and other normal contingencies. Once completed, a revised Proxy Statement and the Amended Agreement will be filed with the SEC for review. Further, the Amended Agreement will result in the Company remaining registered with the Securities and Exchange Commission, and it is anticipated that it will continue to be publicly traded. Current shareholders of the Company will continue to own their Company shares.

“This Amended Agreement provides current Company shareholders the opportunity to continue to own shares in a publicly-traded entity, which we believe should enhance their liquidity,” stated Tena Mayberry, Chief Executive Officer of the Company.

In connection with the Amended Agreement, the Company will exchange all of its professional employer organization (“PEO”) subsidiaries for all of the common and preferred shares owned by the late Carter M. Fortune and by CEP, Inc., a Tennessee corporation which had previously entered into a merger agreement with the Company to acquire all the Company’s PEO operations. As a result of the revised transaction structure, the Company will cease being in the PEO business and through its newly acquired Ide subsidiaries, will operate a chain of 20 skilled nursing facilities located in Indiana, Illinois, Iowa and Wisconsin.

The Amended Agreement provides that Ide will merge with a to-be formed subsidiary of the Company, and become a wholly-owned subsidiary of the Company. Mark Ide, the sole member of Ide, will receive sufficient shares of the Company in exchange for all full ownership of Ide. As a result, Mr. Ide will own a substantial majority of the Company shares. In addition, Ide will pay the Company three hundred thousand dollars ($300,000) as part of the transaction, which has been deposited into an escrow account with an independent third-party bank.

The terms and conditions of the escrow agreement and the revised merger transaction are more fully described in the Company’s Form 8-K filed today. The Amended Agreement will be put to a vote of all the Company’s shareholders after all regulatory conditions are satisfied, including any comments from the Securities and Exchange Commission. The late Mr. Fortune previously entered into a voting agreement in which will vote his majority stake of the Company in favor of the transaction.

About Fortune Industries, Inc.

Fortune Industries, Inc., is a professional employer organization (PEO) focused on small and medium-sized business clients in 47 states, providing human resource consulting and management, employee assessment, training, payroll services, and benefits administration.  The company has three divisions operating as licensed PEOs: Century II, Inc., located in Brentwood, TN; Employer Solutions Group, Inc., located in Loveland, CO, Provo, UT, Phoenix and Tucson, AZ; and Professional Staff Management, Inc., located in Indianapolis, and Richmond, IN. The company’s PEO divisions are among the nation’s oldest PEOs, and are recognized market leaders providing the full array of outsourced human resource services through co-employment relationships with companies that typically do not have an internal personnel or human resources department. Fortune Industries represents clients with a combined 13,600 worksite employees representing a broad base of industries including healthcare, IT, financial, and other professional services, as well as manufacturing, construction, and telemarketing. For more information, visit www.ffi.net.

About Ide Management Group, LLC.

Ide Management Group (IMG) owns and manages skilled nursing and assisted living facilities. IMG was founded by Mark Ide in 1997 and acquired its first skilled nursing facility in Indiana in 2001. Through a strategy of growth by acquisition, IMG now owns or manages 20 facilities throughout Indiana, Illinois, Iowa and Wisconsin, and continues to pursue acquisition opportunities that fit the company’s facility profile and provide immediate returns on investment. Headquartered in the greater Indianapolis, Indiana area, IMG currently employs over 2,200 people. For more information, visit the IMG website at www.imgcares.com.

Forward Looking Statements

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “estimate,” “potential,” or future/conditional verbs such as “will,” “should,” and “could” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within the Company’s Form 10-K for the year ended June 30, 2011. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.